Press Release

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Sard Verbinnen & Co

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FOAMEX ANNOUNCES CHANGES TO RETIREMENT PLANS

Company to Freeze Accruals under Pension Plan and Offer Enhanced 401(k) Matching Contribution

Changes Expected to Reduce Annual Pension Expense

LINWOOD, PA, November 6, 2007 – Foamex International Inc. (OTC: FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that it will freeze future benefit accruals under its defined benefit pension plan, and preserve all existing earned benefits, as of December 31, 2007. At the same time, the Company announced that effective January 1, 2008, it will increase its matching contributions to its 401(k) Savings Plan and adopt the Internal Revenue Service safe-harbor formula by matching 100% of the first 3% of contributions by its employees, and 50% of the next 2% of employee contributions.

“These changes allow us to continue to provide a competitive compensation package, which will be effective in recruiting and retaining employees, and give us more predictable retirement plan costs,” said Jack Johnson, President and Chief Executive Officer.

As a result of the changes, the Company expects to reduce the cash outlay associated with its retirement programs by between approximately $5.6 million and $10.8 million over the next four years, and reduce retirement program expense by between approximately $8.1 million and $13.3 million over the same period. The actual savings realized by Foamex will be determined by market returns and conditions as well as employee participation levels in the enhanced 401(k) Savings Plan.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27Aof the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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